Exhibit 1

JOINT FILING AGREEMENT

This joint filing agreement (this “Agreement”) is made and entered into as of this 27th day of July 2015, by and among BW Euroholdings Limited, BW LPG Limited, BW Group Limited and the Sohmen Family Foundation.

The parties to this Agreement hereby agree to prepare jointly and file timely (and otherwise to deliver as appropriate) all filings on any Form 3, Form 4, Form 5 or Schedule 13D or Schedule 13G, and any and all amendments thereto and any other document relating thereto (collectively, the “Filings”) required to be filed by them pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings.

This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Dated: July 27, 2015

 BW EUROHOLDINGS LIMITED

By: /s/ Billy Chiu

Name: Billy Chiu
Title: Authorized Signatory

BW LPG LIMITED

By: /s/ Nicholas Murry Gleeson

Name: Nicholas Murray Gleeson
Title: Authorized Signatory

BW GROUP LIMITED

By: /s/ Billy Chiu

Name: Billy Chiu
Title: Authorized Signatory

SOHMEN FAMILY FOUNDATION

By: /s/ Helmut Sohmen

Name: Helmut Sohmen
Title: Authorized Signatory